Exhibit 99.1

Contact:

Innovative Solutions & Support, Inc.

Relland Winand

Chief Financial Officer

610-646-0350

rwinand@innovative-ss.com

Innovative Solutions & Support, Inc. Announces Third Quarter Fiscal 2016 Financial Results

Exton, PA.  — August 10, 2016 — Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (ISSC) today announced its financial results for the third quarter of fiscal 2016 ended June 30, 2016.

For the third quarter of fiscal 2016, the Company reported total revenues of $6.5 million, compared to third quarter fiscal 2015 total revenues of $4.9 million. Gross profit for the third quarter of 2016 was $3.9 million, or more than double the same period a year ago. Gross margin in the quarter was 60% as production revenues were 50% higher than those of the comparable period a year ago. The Company reported third quarter 2016 net income of $227,000, or $0.01 per share, compared to a net loss of $3.5 million, or $0.21 per share, in the third quarter a year ago, of which $3.3 million was attributable to a non-cash, valuation allowance of the Company’s deferred tax assets.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “I am pleased to report another profitable quarter, once again largely due to an increasing proportion of higher margin production revenue.  Gross margins in the quarter were 60%, which led to a doubling of gross profits in the quarter and helped maintain gross margins at the 60% level through the first nine months of this year.  Similar to last quarter, the bottom line reflects a significant increase in year-over-year legal expenses as well as a strong commitment to internally fund research and development, which reached nearly 22% of revenues this quarter.  Although new order activity has been uneven this year, orders are up over 50%, revenues are up almost 30% and cash flows from operations have improved by over 80% over the first nine months of this fiscal year as compared to fiscal 2015.  Book-and-ship activity has played a meaningful role in quarterly results over the past 18 months, which, we expect to continue. We have never had a broader set of products or richer set of relationships than we do now, all of which we believe reflect our ability to deliver products that meet the industry’s intense price-for-performance demands and will drive top-line growth for the future.   Financial results so far this year show that we have succeeded in returning to growth this year and that we will be entering the next fiscal year in an even stronger position.”

At June 30, 2016, the Company had $17.5 million of cash on hand, up approximately $1.2 million from September 30, 2015.  Cash provided by operating activities was $0.7 million for the quarter. Cash balances also reflect the use of $170,000 to repurchase shares during the quarter.

New orders in the third quarter of fiscal 2016 were $5.3 million, and backlog was $6.4 million at June 30, 2016.  Backlog excludes potential future production orders from products in development under the Company’s engineering development contracts, including the Pilatus PC-24 and the KC-46A, which the Company expects to remain in production for a decade following completion of their respective development phases. The Company expects that these contracts will add to production sales already in backlog.

Nine Months Results

Total sales for the nine months ended June 30, 2016 were $21.7 million, an increase of 28%, compared to $16.9 million for the nine months ended June 30, 2015.  Gross profit for the first nine months of fiscal 2016 was $13.1 million(1), up 109% from the year ago period.  Net income for the nine months ended June 30, 2016 was $1.6 million, or $0.09 per share, compared to a loss of $3.3 million, or $0.20 per share, over the first three quarters of fiscal 2015.

Shahram Askarpour, President of IS&S, added, “Over the first three quarters of fiscal 2016 we have made significant progress in our strategy to broaden our product offering with more internally-developed solutions and to further diversify our customer base, both domestically and internationally.  We have also effectively transitioned to primarily production revenues, a driver of significantly better gross margins and one of our key strategic imperatives.  With an established and growing base of owners and operators who have successfully implemented an IS&S solution, we are seeing an increase in repeat business from these customers as they look to further upgrade their fleets.  This is leading to a steady cadence of book-and-ship production order flow.   By internally developing a range of new products targeting the NexGen mandate, such as Autothrottle and IGNS, we have a growing portfolio of products that can be adapted to many different aircraft with a minimal investment in additional engineering time or expense, thereby increasing our versatility and expanding our market opportunity.  We remain focused on continuous product improvement and innovation, and believe that the progress achieved this year has us on track to continue to build value for our shareholders over the long-term.”

(1)In January 2016, the company renegotiated an agreement with a customer whereby $1.3 million of an unbilled receivable and our obligations associated with certain product levels were canceled.  The bad debt expense related to the impairment of the unbilled receivable was previously recognized in the company’s September 30, 2015 audited financial statements. In addition, as a result of the changes to the agreement, we recognized an approximately $1.2 million positive impact to the statement of operations in the second quarter resulting from a reversal of $1.2 million in associated liabilities consisting of deferred revenue and a contract loss accrual.

Conference Call

The Company will be hosting a conference call on Thursday, August 11, 2016 at 10:00 a.m. EDT to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 1647056. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	June 30,	September 30,
	2016	2015
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,530,210	$16,282,039
Accounts receivable	5,838,818	2,394,695
Unbilled receivables, net	1,611,357	3,920,209
Inventories	4,008,114	4,597,316
Deferred income taxes	741,109	933,499
Prepaid expenses and other current assets	1,136,268	1,221,717

Total current assets	30,865,876	29,349,475

Property and equipment, net	7,014,638	7,095,330
Other assets	156,948	168,948

Total assets	$38,037,462	$36,613,753

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,849,274	$1,435,981
Accrued expenses	2,295,897	2,568,531
Deferred revenue	299,052	756,745

Total current liabilities	4,444,223	4,761,257

Deferred income taxes	576,629	507,184
Other liabilities	2,930	2,826

Total liabilities	5,023,782	5,271,267

Commitments and contingencies	—	—

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at June 30, 2016 and September 30, 2015	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,812,465 and 18,756, 089 issued at June 30, 2016 and September 30, 2015, respectively	18,813	18,756

Additional paid-in capital	51,400,058	51,148,722
Retained earnings	2,408,440	818,768
Treasury stock, at cost, 1,903,616 and 1,846,451 shares at June 30, 2016 and September 30, 2015, repectively	(20,813,631)	(20,643,760)

Total shareholders’ equity	33,013,680	31,342,486

Total liabilities and shareholders’ equity	$38,037,462	$36,613,753

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$6,504,592	$4,919,689	21,749,152	16,929,995

Cost of sales	2,621,016	2,988,044	8,646,419	10,653,149

Gross profit	3,883,576	1,931,645	13,102,733	6,276,846

Operating expenses:
Research and development	1,405,158	799,340	3,674,374	2,101,812
Selling, general and administrative	2,246,074	1,397,165	7,531,633	4,911,546
Total operating expenses	3,651,232	2,196,505	11,206,007	7,013,358

Operating income (loss)	232,344	(264,860)	1,896,726	(736,512)

Interest income	9,092	6,372	24,458	18,269
Other income	12,457	11,173	71,490	31,405
Income (loss) before income taxes	253,893	(247,315)	1,992,674	(686,838)

Income tax expense	27,096	3,284,658	403,002	2,615,484

Net income (loss)	$226,797	$(3,531,973)	$1,589,672	$(3,302,322)

Net income (loss) per common share:
Basic	$0.01	$(0.21)	$0.09	$(0.20)
Diluted	$0.01	$(0.21)	$0.09	$(0.20)

Weighted average shares outstanding:
Basic	16,941,707	16,910,475	16,925,688	16,930,522
Diluted	17,059,546	16,910,475	17,027,216	16,930,522